The business integration described in this press release involves securities of a foreign company.  The business integration is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original.  Such Japanese-language original shall be the controlling document for all purposes.

February 26, 2016
To whom it may concern:
Company Name: Fukuoka Financial Group, Inc.
Representative: Takashige Shibato, President
Head Office: 8-3, Otemon 1 chome, Chuo-ku, Fukuoka
(Code No. 8354 TSE First Section, FSE)
Contact: Hiroshi Miyoshi, General Manager, Corporate Planning Division
(Phone +81-92-723-2622)
Company Name: The Eighteenth Bank, Limited
Representative: Takujiro Mori, Representative Executive Officer & President
Head Office: 1-11, Doza–machi, Nagasaki
(Code No. 8396 TSE First Section, FSE)
Contact: Tetsuya Washizaki, Executive Officer and General Manager, Corporate Planning Division
(Phone +81-95-828-8099)

Memorandum of Understanding regarding Business Integration

We announce that Fukuoka Financial Group, Inc. (President: Takashige Shibato; hereinafter referred to as “FFG”) and The Eighteenth Bank, Limited (Representative Executive Officer & President: Takujiro Mori; hereinafter referred to as “Eighteenth Bank”; hereinafter FFG and Eighteenth Bank are collectively referred to as the “Companies”) resolved, at the respective board of directors meeting held today, to reach the basic agreement as follows, under which the Companies will promote consultation and consideration toward the realization of a business integration between the Companies (hereinafter referred to as the “Business Integration”), and a memorandum of understanding (hereinafter referred to as the “Memorandum of Understanding”) has been executed by and between the Companies.

1.	Background and Philosophy of the Business Integration
(1)	Background
The regional economy suffers from structural issues such as declining population and an aging society, and it is expected that the market size will decline in the future.  Accordingly, regional financial institutions are expected, not only to maintain steady regional financial systems, but also to invigorate the regional economy more than ever by fulfilling their financial intermediary function.
In such an environment, Eighteenth Bank has built a rich network centering around Nagasaki based on its trusted brand, which has been tirelessly established. Furthermore, under the corporate philosophy of “In Tandem with the Region,” “For Our Customers” and “With Our Heart,” it has developed in tandem with the region and has established a firm business foundation as the central financial institution for the region.  On the other hand, FFG has developed into a broad regional financial group covering all of Kyushu, centering on Fukuoka, Kumamoto and Nagasaki prefectures, and a foreign network centering around Asia, and has taken proactive steps with regard to the ever changing business environment.
Kyushu, the business base of the Companies, and especially Nagasaki, the local base of Eighteenth Bank and Shinwa Bank, Ltd. (President: Shunsuke Yoshizawa; hereinafter referred to as “Shinwa Bank”), which is part of FFG, also suffers from structural issues such as declining population and an aging society.  On the other hand, Kyushu, as a single economic region, has a variety of industries, from primary industries to tertiary industries, and plays a role as a gateway to Asia.  In addition, Kyusyu has many tourism resources, including those in Nagasaki, making Kyusyu an attractive market.

The Companies have conducted a study of a possible new regional financial group which can be developed in tandem with the region under their common understanding that (i) in order to maximize each of their potential and attraction of Kyushu and Nagasaki, it is important to further promote the integration of the Kyushu economy, and (ii) for such promotion, the Companies need to establish firmer business foundation and to develop a wide and customer-friendly network while maintaining their brand in the region.
Consequently, the Companies have come to share the understanding that a mutual utilization of each other’s management and business know-how contributes to the maintenance and stabilization of regional financial systems and the development of the regional economy, and that forming a firm financial group based in Kyushu will result in a source of higher quality of services to customers, which will also contribute to improvement of corporate value.  Accordingly, the Companies have resolved to promote consultation and consideration toward the realization of the Business Integration.

(2)	Purpose and Philosophy of the Business Integration
Through the Business Integration, FFG will take a step into a new stage.  In order for Kyushu to form a more attractive market as a whole, the Companies will simultaneously aim for realization of regional economy invigoration and improvement in corporate value by promoting, in the wide economic community, operational efficiency through economies of scale and stabilization of the regional financial systems for the future.  Specifically, through the improvement of business efficiency by utilizing the rich network the Companies possess, as well as through the financial institutions within the groups actively engaging to strength the region, the Companies will express the attitude to persistently offer financial services of ever higher quality.
As a means of establishing such attitude, the Companies will consider making the functions of the financial holding company more sophisticated based on the assumption of further deregulation.  The Companies will evolve into a widely-developed regional financial group operating at a different level from traditional institutions by, for example, developing more specialized and strategic services and enhancing support (i.e., solution support) function in sales in addition to the existing business management function, through which the financial institutions within the groups will be able to offer unprecedented new financial services to customers.

Furthermore, in Nagasaki, Eighteenth Bank and Shinwa Bank will conduct a merger in the future, thereby launching a new bank with a firm business base.  The new bank will more than ever actively contribute to the invigoration of the regional economy of all of Nagasaki.  In addition, by integrating the information network of Eighteenth Bank and FFG through the enhancement of partnership with Fukuoka, which is the largest economic community in Kyushu, and by enhancing support for entrance into Asia and for creation of a commercial route, the Companies will more than ever contribute to the growth of businesses in Nagasaki.
Under these new management systems, the Companies will further contribute to the invigoration of the regional economy by utilizing the strong network among the group banks and enhancing the function of the holding company.  In addition, the Companies aim to become the financial group with the highest customer satisfaction by enhancing the relationship with customers more than ever.

2.	Effect of the Business Integration
While maintaining and deepening the relationship with customers that the Companies have developed over many years, the new FFG will aim to realize the evolution of its general financial services and business efficiency by utilizing the wide and customer-friendly network to be established through the Business Integration.
(1)	Banking Business
With respect to the banking business, the Companies will integrate the knowledge about the economy and industry as well as business reorganization know-how, etc., which the Companies have cultivated.  In addition, the Companies will deepen their relationship, will widen and strengthen the network and will pursue future-oriented services of high quality.  Accordingly, the Companies will aim to be the financial group of highest reliability and highest customer satisfaction.
(i)
With respect to corporate banking, the Companies will aim to achieve (a) funding to local small- and medium-sized enterprises based on the evaluation of their businesses, (b) support for domestic and international business development through their network, and (c) provision of advanced solutions for business succession and M&A as well as management improvement and business reorganization.

(ii)
With respect to retail banking, the Companies will aim to achieve (a) understanding of customers’ needs and further improvement of customers’ convenience (such as omni-channel) through IT and sophisticated marketing and (b) high quality consultation regarding asset management and inheritance supporting the customers’ life planning.

(iii)	For the region, the Companies will further contribute to regional vitalization through the utilization of financial know-how and the wide and rich information network which the Companies possess.

(2)	Securities, Lease and Think-Tank Businesses etc.
Through the mutual utilization of the function of affiliated companies of the Companies, the Companies will aim to offer financial services of higher added value.

(3)	New Businesses
Centering on enhancement of research and development in areas of IT, the Companies will aim for the realization of new financial services such as internet businesses and development of new products.

(4)	Improvement of Management Efficiency
The Companies will (a) promote adjustment and consolidation of overlapping infrastructures between the Companies, such as the function of headquarters and affiliated companies as well as their systems and (b) improve management efficiency through the mutual use of overseas offices and sales bases. The Companies will aim to actively invest resources (human resources and capital) derived from such adjustment, consolidation and improvement into growing fields and regions.

3.	Structure of the Business Integration
The Companies will promote consultation and consideration regarding the Business Integration under the mutual understanding that FFG, which is already a holding company, will be utilized as the holding company for the new financial group.
Specifically, the Companies will promote consultation and consideration regarding conducting a share exchange under which FFG will become the wholly-owning parent company and Eighteenth Bank will be the wholly-owned subsidiary with the effective date around April 2017, on the condition that the required approvals at the general meetings of shareholders and approvals from the relevant authorities necessary for conducting the Business Integration are obtained.

It is possible that the structure of the Business Integration will be changed during the course of future continuous consultation and consideration between the Companies.

4.	Share Exchange Ratio
The share exchange ratio for the Business Integration will be decided by the time of the execution of the definitive agreement regarding the Business Integration based on the results of the due diligence to be conducted on the Companies and the results of the evaluation of the Companies’ share value by third party institutions.

5.	Establishment of Integration Preparation Committee
Starting today, the Companies will promptly establish an Integration Preparation Committee to intensively promote consultation for the execution of the definitive agreement regarding the Business Integration.

6.	Structure after the Business Integration and Future Reorganization
(1)	Group Management Structure
The specific group management structure after the Business Integration will be decided by the time of the execution of the definitive agreement.
(2)	Future Reorganization
In order to realize the benefits of the Business Integration to a maximum extent, Eighteenth Bank and Shinwa Bank, which is a subsidiary of FFG, will promote consultation and consideration regarding a merger to be conducted about one (1) year after the Business Integration.

7.	Timeline
February 26, 2016 (today):
Execution of the Memorandum of Understanding regarding the Business Integration
August 2016 (planned):
Resolution of the Boards of Directors of the Companies
Execution of the Definitive Agreement regarding the Business Integration

December 2016 (planned):
Extraordinary General Meeting of Shareholders
April 1, 2017 (planned):
Effective Date of Share Exchange
April 2018 (planned):
Merger between Eighteenth Bank and Shinwa Bank

8.	Overview of Companies
(1)	Company overview (As of September 30, 2015)
Company Name	FFG	Eighteenth Bank
Head Office	8-3, Otemon 1 chome, Chuo-ku, Fukuoka, Japan	1-11, Doza-machi, Nagasaki, Japan
Name and Title of Representative	Takashige Shibato, President	Takujiro Mori, Representative Executive Officer & President
Description of Business	Banking business	Banking business
Stated Capital	124,799 million yen	24,404 million yen
Date of Establishment	April 2, 2007	July 1, 1897
Total Number of Issued and Outstanding Shares	Common Stock: 859,761 thousand shares Class 1 Preferred Stock: 18,742 thousand shares	Common Stock: 173,717 thousand shares
Fiscal Year End	March 31	March 31
Total Assets (Consolidated)	15,872,911 million yen	2,848,910 million yen
Net Assets (Consolidated)	773,134 million yen	156,896 million yen
Deposit Balance (Consolidated)	12,107,378 million yen	2,388,849 million yen
Loan Balance (Consolidated)	10,342,870 million yen	1,447,243 million yen
Number of Employees (Consolidated)	7,030	1,591

Major Shareholders and Respective	Japan Trustee Services Bank, Ltd. (trust account)	6.48%	Nippon Life Insurance Company	3.73%
Shareholding Ratios	The Master Trust Bank of Japan, Ltd. (trust account)	6.03%	Japan Trustee Services Bank, Ltd. (trust account)	3.46%
	Japan Trustee Services Bank, Ltd. (trust account 9)	2.36%	Meiji Yasuda Life Insurance Company	2.87%
	Nippon Life Insurance Company	2.01%	The Bank of Saga Ltd.	2.52%
	Meiji Yasuda Life Insurance Company	2.01%	Eighteenth Bank Employee Shareholding Association	2.51%
Relationship between the Companies
Capital Relationship	The Bank of Fukuoka, Ltd., a subsidiary of FFG, holds 2,424 thousand shares of common stock of Eighteenth Bank. Eighteenth Bank holds 2,790 thousand shares of common stock of FFG.
Personnel Relationship	Not applicable.
Business Relationship	There are no transactions other than ordinary interbank transactions.
Status as a Related Party	Not applicable.

(2)	Financial Summary for the Last Three Fiscal Years (Consolidated)
(unit: million yen)
	FFG			Eighteenth Bank
Fiscal Year	FY ended March 31, 2013	FY ended March 31, 2014	FY ended March 31, 2015	FY ended March 31, 2013	FY ended March 31, 2014	FY ended March 31, 2015
Ordinary Revenue	255,019	242,289	228,007	50,213	48,977	49,358
Ordinary Income	68,777	57,020	60,763	7,668	9,384	12,183
Net Profit	32,059	36,192	36,595	3,615	6,044	6,712

9.	Note Regarding Outlook
The Business Integration will be conducted on the conditions that (i) the Companies reach a final agreement on conducting the Business Integration, (ii) the necessary approvals are obtained at the general meetings of shareholders of the Companies, and (iii) the necessary approvals for conducting the Business Integration are obtained from relevant authorities.

<Contact for inquiries regarding this matter>
FFG:	Corporate Planning Division, Corporate Strategy Group Phone +81-92-723-2622
Eighteenth Bank:	Corporate Planning Division Phone +81-95-828-8099